UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

June 24, 2016

Date of Report (Date of earliest event reported)

Soellingen Advisory Group, Inc.

(Exact Name of Registrant as Specified in Charter)

FLORIDA	333-189007	90-0954373
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

215 North Jefferson Box 591, Ossian, Indiana 46777

(Address of Principal Executive Offices) (Zip Code)

260-490-9990

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

¨	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
¨	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
¨	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
¨	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 24, 2016 Our Principal Executive Officer, David Haig submitted his resignation as Chief Executive Officer to be effective immediately. There are no arrangements or understandings with Mr. Haig regarding the election of directors or other matters. Mr. Haig will remain on the Board of Directors.

On June 24, 2016 Raymond William Skaff submitted his resignation from the Board of Directors to be effective immediately. There are no arrangements or understandings with Mr. Skaff regarding the election of directors or other matters.

On June 24, 2016, the Board of Directors simultaneously appointed Brian Kistler to serve as the interim Chief Executive Officer and member of the Board.

Brian K. Kistler has been a consultant and or shareholder of the since the inception of the Company. Mr. Kistler has extensive work history in the financial services industry. He began working at the securities firm Edward Jones in 1987 and over five (5) years increased his assets under management to $45 million dollars. Mr. Kistler then joined Linsco/Private Ledger in 1992, an independent broker/dealer firm, where he worked as an independent contractor. In 1994 he was recruited by broker/dealer Hilliard Lyons to develop the northeast area of Indiana. During his time at Hilliard/Lyons, Mr. Kistler had assets under management of nearly $100 million dollars. In 1999 Mr. Kistler was hired by Raymond James & Associates to manage their recently acquired Fort Wayne, Indiana office. Subsequently, he became the manager of nine (9) Raymond James offices in Indiana. Mr. Kistler’s responsibilities included managing fifty-three employees with client assets under management in excess of one billion dollars. During his time as manager, the revenues and assets under management grew substantially as a direct result of Mr. Kistler’s ability to recruit, retain and train high quality financial advisors. Mr. Kistler retired from his position with Raymond James in December 2005 to focus on the development of Freedom Energy Holdings, Inc. Freedom Energy Holdings, Inc. is an ongoing operation. Freedom Energy Holdings, Inc.’s primary business focus is in the promotion of its proprietary technology, KC 9000® and SR 139, both domestically and internationally.

Mr. Kistler is also the President of New Opportunity Business Solutions, Inc. (NOBS), a business consulting company in which Mr. Kistler serves in a consultancy status as an officer and director of public companies. Currently, NOBS only has 5 clients that require approximately 15 hours per month of Mr. Kistler time and attention and will not detract from his ability to oversee our company’s operations.

Mr. Kistler was the founder and CEO of KMRB Acquisitions Corp. a blank check company.  However, he resigned from all duties as an officer of that corporation on July 15, 2015.  Company shareholders sold the control block of stock in the Company consisting of two million eight hundred fifty thousand (2,850,000) shares of restricted common stock of the Company for $25,000.00.  KMRB Acquisition Corp. identified the target company through an introduction to Mr. Kistler by one of his business associates who is unaffiliated with the Company.  Mr. Kistler retained 50,000 common shares of KMRB Acquisitions Corp.

Mr. Kistler was the founder and CEO of KMRB Acquisitions Corp II. a blank check company.  KMRB Acquisition Corp. II seeks to identify a target company for acquisition.  Mr. Kistler is one of 3 shareholders of KMRB Acquisitions Corp II. At this time Mr. Kistler does not have any other interests in any other blank check companies.

Mr. Kistler currently serves in the following capacities:

Success Holding Group Corp, USA - President and Director
Success Holding Group International, Inc. - President and Director
Success Entertainment Group International, Inc. - CFO, President and Director
Global Senior Enterprise, Inc. - CEO and Director
Han Tang Technology, Inc. - CEO and Director
Freedom Energy Holdings, Inc. - CEO and Director

We believe that Mr. Kistler’s experience in the securities industry as well as the managerial skills he developed during such tenure provide ample qualification for Mr. Kistler to serve as an officer and director for our Company. As a result of his duties and responsibilities with Freedom Energy Holdings, Inc., Mr. Kistler intends to devote approximately 5 hours per week to the development of our business.

Section 8 – Other Events

 Item 8.01

On June 24, 2016, the Company changed its principal address to 215 North Jefferson Box 591, Ossian, Indiana 46777.  The new telephone number for the Company is (260) 490-9990

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Soellingen Advisory Group, Inc.
Dated: June 28, 2016	/s/ Brian Kistler
Brian Kistler
Principal Executive Officer